Exhibit 99.1

Logiq Reports Q2 2021 Results; Revenue Up 3% Sequentially to $8.3 Million, with Gross Margin at Record 29.5%

New York, NY – August 16, 2021 – Logiq, Inc. (NEO: LGIQ) (OTCQX: LGIQ), a global provider of award-winning e-commerce and fintech solutions, reported results for the second quarter ended June 30, 2021. The company will hold a conference call at 4:30 p.m. Eastern time today to discuss the results (see dial-in information below).

Q2 2021 Financial Highlights

●	Revenue for the second quarter increased 3% sequentially to $8.3 million.
●	Consolidated gross margin in the second quarter increased to 29.5%, up 1.9 percentage points sequentially and up 16.4 percentage points from the year-ago quarter.
●	Gross margin for DataLogiq, the company’s data-driven, end-to-end e-commerce marketing solution, improved from the low of 15.5% in Q2 2020 to 28.4% in Q2 2021, due to improved internal efficiencies and scale of operations.
●	Gross margin for AppLogiq, the company’s mobile commerce platform-as-a-service (PaaS), improved from the low of 11.6% in Q2 2020 to 31.7% in Q2 2021, as it continued to transition from lower to higher margin deployments.
●	Cash and cash equivalents and restricted cash totaled $5.8 million as of June 30, 2021.

Q2 2021 Operational Highlights

●	Launched a new audio digital marketing channel on the Logiq Digital Marketing™ (LDM) platform. Now in addition to web, mobile and Connected TV, marketing agencies and brands can now use LDM to add audio-based advertising to their overall multi-channel e-commerce marketing campaigns, such as for digital radio and podcasts.
●	AppLogiq partnered with Mentalku, the exclusive government-licensed provider of psychological testing required for driver license applications and renewals in Indonesia, to offer a mobile payment option for Mentalku’s testing services.

●	Released CreateApp 4.0, the company’s mCommerce platform-as-a-service, that included critical features requested by the company’s merchants to simplify stocking and inventory management processes.

●	The total gross proceeds to the company from its initial public offering in Canada and listing on the NEO Exchange, and a partial exercise of an over-allotment option, totaled approximately US$5.3 million.

“In Q2, we achieved another quarter of improvement as we continued to transform our business and focus on higher margin, higher quality revenue streams,” commented Logiq president, Brent Suen. “Revenue climbed 3% sequentially to $8.3 million, following a better-than-expected, record 23% jump in the previous quarter.

“We also saw gross margin increase sequentially by 1.9 percentage points to a record 29.5% in the second quarter, up from 13.1% versus the same year-ago quarter. This resulted in gross profit more than doubling to $2.4 million versus the year ago quarter, but on $1 million less in revenue. We believe these results affirm our decision to transition away from low margin business activity and focus on higher quality, higher margin revenues streams.

“During the quarter, we also made great strides in expanding and strengthening our business relationship and operational platform across several fronts in preparation for future growth. On the AppLogiq front, we released CreateApp 4.0 that included critical features requested by our merchants to simplify stocking and inventory management processes.

“Additionally, we reported an exciting update with our mobile payment technology, PayLogiq. We announced a new partnership with Mentalku, the exclusive government-licensed provider of psychological testing required for all driver license applications and renewals in Indonesia -- a country with more than 300 million licensed drivers.

“This will be the first time electronic payments may be made using the Mentalku mobile app or at their testing centers. So, this is a huge win that is potentially worth millions in transaction and service fees. It also underscores the highly competitive solution it provides potential partners, and the value of our strategic investment in developing AppLogiq’s mobile fintech platform.

“On the DataLogiq side, we continued to build out our Logiq Digital Marketing (LDM) platform. We added a new audio marketing channel. In addition to web, mobile and Connected TV, the digital marketing agencies and brands on our platform can add audio-based advertising to their multi-channel e-commerce marketing campaigns. This is a fast-growing area of digital marketing that we can now tap, and it has already attracted new clients to our platform.

“In fact, in just a very short span of time, more than a dozen agencies, like Decibel, Sway Group, and Digible, are now using LDM to ramp up their media buying programs for the many brands they serve. They have also provided us tremendous endorsements.”

Danielle Wiley, CEO of Sway Group, commented: “We decided to partner with Logiq Digital Marketing because of their modern approach to programmatic advertising. They built a platform that supports our data activation and media buying needs across the digital channels we need for our clients’ advertising campaigns. Their attention to getting us onboarded quickly, their responsiveness, and their high level of support have made them fabulous partners as we grow this offering.”

Suen continued: “LDM represents one of our lines of business that generates very high-margin revenue streams for us and our partners, so we’re very excited about its rapid growth and expansion with talented firms like the Sway Group.

“Perhaps the most significant operational event for the quarter was our IPO on a senior exchange in Canada. The IPO raised ~C$6.5 million (~US$5.3 million) in gross proceeds and was followed recently by a post-IPO raise of an additional US$4 million. These additional capital resources will support our growth initiatives, and advance us toward achieving our higher margin and profitability goals.

“We continue to see strong market trends driving phenomenal growth in the e-commerce markets worldwide. So, we believe the combination of DataLogiq’s robust digital marketing solutions and AppLogiq’s m-commerce fintech technology will help drive increased global market penetration over the coming quarters, along with strong revenue growth and expanding margins.”

Q2 2021 Financial Summary

Revenue increased 3% sequentially to $8.3 million in the second quarter of 2021, and decreased 11% as compared to $9.3 million in the same year-ago quarter. The decrease from the year-ago period was primarily due to a decrease in AppLogiq PaaS revenue as it transitioned to high-margin deployments, which was partially offset by an increase in DataLogiq revenue. The quarterly sequential increase was due to growth in AppLogiq revenue.

AppLogiq contributed $2.8 million or 34% of consolidated revenue in Q2 2021, a decrease of 50% from $5.7 million or 61% of consolidated revenue in the same year-ago period. The decrease was primarily due to the transition away from bulk white label distributors to higher margin direct end users as well as ongoing effects of COVID in some markets.

DataLogiq contributed $5.5 million or 66% of consolidated revenue in Q2 2021, which increased 49% from $3.7 million or 39% of consolidated revenue in the same year-ago period. The increase was primarily due to an increasing focus on its data monetization business.

Overall gross profit increased 10% sequentially to $2.4 million or 29.5% of revenue in Q2 2021, and increased 101% from $1.2 million or 13.1% of revenue in the same year-ago period.

AppLogiq’s gross profit increased 38% to $901,000 or 31.7% of AppLogiq revenue in Q2 2021 from $653,000 or 11.6% of AppLogiq revenue in the same year-ago period. The increase was primarily due to the change in strategic focus from bulk white label distributors to high-margin direct marketing end users.

DataLogiq’s gross profit increased 173% to $1.5 million or 28.4% of DataLogiq revenue in Q2 2021 compared to $567,000 or 15.5% of DataLogiq revenue in the same year-ago period. The increase was due to an increase in data monetization revenues and a decrease in overall customer acquisition costs.

Total operating expenses increased 24% sequentially to $7.8 million in Q2 2021, and increased 198% compared to $2.6 million in the same year-ago period. The increase in operating expenses was mainly due to an increase in general and administrative expenses of $3.8 million, which included costs incurred from the company’s listing on a senior exchange in Canada. The increase in operating expenses was also due to an increase in sales and marketing expense of $253,000, an increase in research and development expense of $559,000, and an increase in depreciation and amortization expense of $581,000.

Net loss was $5.0 million or $(0.27) per basic and fully diluted share in Q2 2021. This compared to net loss of $1.7 million or $(0.14) per basic and fully diluted share in the second quarter of 2020.

As of June 30, 2021, cash and cash equivalents and restricted cash totaled $5.8 million, compared to cash and cash equivalents and restricted cash of $2.9 million as of March 31, 2021.

First Half 2021 Financial Summary

Revenue decreased 33% to $16.4 million in the first half of 2021, compared to $24.3 million in the same year-ago period. The decrease from the year-ago period was primarily due to a decrease in AppLogiq revenue, partially offset by an increase in DataLogiq revenues, which included revenues from Fixel AI and Rebel AI.

AppLogiq m-commerce platform-as-as-service (PaaS) contributed $5.3 million or 32% of consolidated revenue in the first half of 2021, which decreased 70% from $17.4 million or 72% of consolidated revenue in the same year-ago period. The decrease was primarily due to a focus away from bulk white label distributors to direct marketing end users.

DataLogiq contributed $11.1 million or 68% of consolidated revenue in the first half of 2021, which increased 62% from $6.9 million or 28% of consolidated revenue in the same year-ago period. The increase was primarily due to improvement in its data monetization business.

Overall gross profit increased 21% to $4.7 million or 28.5% of revenue in the first half of 2021, compared to $3.9 million or 15.9% of revenue in the same year-ago period.

AppLogiq’s gross profit decreased 40% to $1.6 million or 31.0% of AppLogiq revenue in the first half of 2021 from $2.7 million or 15.7% of AppLogiq revenue in the same year-ago period. The improvement in gross margins was a result of the change in strategic focus from bulk white label distributors to direct marketing end users.

DataLogiq’s gross profit increased 171% to $3.0 million or 27.4% of DataLogiq revenue in the first half of 2021 compared to $1.1 million or 16.3% of DataLogiq revenue in the same year-ago period. The increase is due to an increase in data monetization revenues and a decrease in overall customer acquisition costs.

Total operating expenses increased 75% to $14.1 million in the first half of 2021, compared to $8.1 million in the same year-ago period. The increase in operating expenses was due to an increase in general and administrative expense of $4.8 million, depreciation and amortization expense of $821,000, and sales and marketing expenses of $569,000, which was partially offset by a decrease in research and development expense of $96,000.

Net loss was $9.1 million or $(0.53) per basic and fully diluted share in the first half of 2021. This compared to net loss of $4.5 million or $(0.38) per basic and fully diluted share in the first half of 2020.

Conference Call
Later today, Logiq management will host a conference call, followed by a question-and-answer period.

Date: Monday, August 16, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-300-8521
International dial-in number: 1-412-317-6026
Conference ID: 10159482

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through Monday, August 30, 2021, as well as available for replay via the Investors section of the Logiq website at www.logiq.com/ir.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10159482

About Logiq

Logiq Inc. is a U.S.-based leading global provider of e-commerce and fintech business enablement solutions. Its DataLogiq business provides a data-driven, end-to-end e-commerce marketing solution. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend. The company’s Fixel technology offers simplified online marketing with critical privacy features.

In its AppLogiq business, Logiq’s platform-as-a-service, branded as CreateAPP™, enables small- and medium-sized businesses worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. CreateAPP™ empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way. CreateAPP™ is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia. The company’s PayLogiq, branded as AtozPay™ in Indonesia, offers mobile payments, and GoLogiq, branded as AtozGo™ in Indonesia, offers hyper-local food delivery services. Connect with Logiq: Website | LinkedIn | Twitter | Facebook .

Important Cautions Regarding Forward-Looking Statements

This press release contains certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This press release also contains forward-looking statements and forward-looking information within the meaning of Canadian securities legislation that relate to Logiq’s current expectations and views of future events. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “expects”, “will continue”, “is anticipated”, “anticipates”, “believes”, “estimated”, “intends”, “plans”, “forecast”, “projection”, “strategy”, “objective” and “outlook”) are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this press release should not be unduly relied upon.

These statements speak only as of the date of this press release. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond Logiq’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. In particular and without limitation, this press release contains forward-looking statements regarding our products and services, the use and/or ongoing demand for our products and services, expectations regarding our revenue and the revenue generation potential of our products and services, our partnerships and strategic alliances, the impact of global pandemics (including COVID-19) on the demand for our products and services, industry trends, overall market growth rates, our growth strategies, the continued growth of the addressable markets for our products and solutions, our business plans and strategies, our competitive position in our industry, and other risks described in the Company’s prior press releases and in its filings with the Securities and Exchange Commission (SEC) including its Annual Report on Form 10-K and any subsequent public filings, and filings made pursuant to Canadian securities legislation that are available on www.sedar.com, including under the heading “Risk Factors” in the Company’s Canadian Prospectus.

Logiq undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for Logiq to predict all of them, or assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement.

Company Contact

Brent Suen, President
Logiq, Inc.
Email contact

Media & Investor Contact

Ronald Both or Justin Lumley
CMA Investor & Media Relations
Tel (949) 432-7566
Email contact

LOGIQ INC.

Consolidated Balance Sheets

	Jun 30	December 31
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Non-current assets
Intangible assets, net	16,831,602	11,736,540
Property and equipment, net	181,429	178,561
Goodwill	5,577,926	5,078,090
Total non-current assets	22,590,957	16,993,191

Current assets
Amount due from associate	6,578,700	5,673,700
Accounts receivable	3,519,124	2,618,494
Right to use assets - operating lease	182,799	364,234
Prepayment, deposit and other receivables	736,969	206,443
Financial assets held for resale	681	594,263
Restricted cash	21,475	10,889
Cash and cash equivalents	5,766,264	3,478,889
Total current assets	16,806,012	12,946,912
Total assets	$39,396,969	$29,940,103

LIABILTIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	2,659,830	1,009,204
Accruals and other payables	1,402,930	1,110,732
Deferred revenue	38,115	46,857
Lease liability - operating lease	182,799	364,234
Convertible promissory notes	2,911,000	2,911,000
Amount due to director	77,500	77,500
Deposits received for shares to be issued	1,744,665	-
Total current liabilities	9,016,839	5,519,527

Non-Current Liabilities
COVID loan	10,000	10,000
Notes payable	-	507,068
Total non-current liabilities	10,000	517,068
Total liabilities	$9,026,839	$6,036,595

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 250,000,000 shares authorized, 21,236,411 and 15,557,439 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively*	2,124	1,556
Additional paid-in capital	74,944,666	66,739,895
Capital reserves	26,604,050	19,285,383
Accumulated deficit brought forward	(71,180,710)	(62,123,326)
Total stockholder’s equity	30,370,130	23,903,508
Total liabilities and stockholders’ equity	$39,396,969	$29,940,103

*	The number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.

LOGIQ INC.

Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Service Revenue	$8,303,987	$9,315,060	$16,384,299	$24,296,454
Cost of Service	5,855,138	8,095,406	11,709,194	20,431,668
Gross Profit	2,448,849	1,219,654	4,675,105	3,864,786

Operating Expenses
Depreciation and amortization	1,030,931	449,625	1,720,276	899,249
General and administrative	4,992,774	1,180,246	9,137,139	4,382,288
Sales and marketing	351,992	99,262	721,253	152,277
Research and development	1,459,535	900,844	2,562,672	2,658,195
Total Operating Expenses	7,835,232	2,629,977	14,141,340	8,092,009

(Loss) from Operations	(5,386,383)	(1,410,323)	(9,466,235)	(4,227,223)

Other (Expenses)/Income, net	421,189	(265,223)	419,292	(261,415)

Net (Loss) before income tax	(4,965,194)	(1,675,546)	(9,046,943)	(4,488,638)
Income tax (Corporate tax)	(10,441)	-	(10,441)	-
Net (Loss)	$(4,975,635)	$(1,675,546)	$(9,057,384)	$(4,488,638)

Net (Loss) profit per common share - basic and fully diluted:	(0.2678)	(0.1369)	(0.5300)	(0.3764)

Weighted average number of basic and fully diluted common shares outstanding*	18,577,937	12,241,835	17,090,133	11,926,020

*	The weighted average number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.